SBL Corporation
                          P.O. Box 705
                  Oklahoma City, Oklahoma 73101






April 1, 2000



Mr. Jim Jones
LSB Industries, Inc.
Post Office Box 754
Oklahoma City, Oklahoma 73101

RE:  SBL Corporation Demand Note for $1,950,000 ("SBL Note")

Dear Mr. Jones:

This letter confirms the commitment of SBL Corporation to Prime Financial Corporation. LSB Industries, Inc and affiliates ("LSB") to forbear from demanding payment of principal under the SBL Note until April 1, 2001, unless LSB receives cash proceeds in connection with either a) the sale or other disposition of KAC Acquisition Corp. and/or Kestrel Aircraft, and/or b) the repayment of loans by Co-Energy Group and affiliates to LSB or subsidiaries of LSB, and/or the repayment of amounts due LSB from its subsidiaries in connection with the stock option agreement with the shareholders of Co-Energy Group, and/or c) some other source that is not in LSB's projections for the year 2000. Until no sooner than April 1, 2001, any demand for repayment of principal under the SBL Note shall not exceed $500,000 from life insurance proceeds, $1,000,000 from proceeds realized on b) and $950,000 from proceeds realized on a) and c) under the previous sentence.




Sincerely yours,




Jack E. Golsen
President